Second Quarter 2016
Conference Call Script
April 27, 206
9:00 a.m.
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2016 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2016 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the second quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call,

and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-396-1242. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

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After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks Martie.

Thanks for joining us today as we discuss our results for the 2016 second quarter.

I’ll begin with a brief overview followed by Evan’s more detailed financial report. I will then provide additional color on the quarter’s results and developments in our end markets, as well as our outlook for the 2016 third quarter and full year.

We were very pleased with the second quarter's results, which, overall, came in about as expected. Our adjusted operating income increased 14.8 percent despite slightly lower net sales. Adjusted net income per share for the quarter was $0.10 versus $0.08 a year ago.

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We believe Mueller Co.'s end markets remain solid, as demand for Mueller Co.'s core products continued to grow in the second quarter. Increased shipment volumes, coupled with better operating efficiencies and lower costs, led to a 9.0 percent increase in Mueller Co.'s adjusted operating income and a 110 basis point improvement in adjusted operating margin. Mueller Co.'s adjusted EBITDA margin in the second quarter was 24.1 percent, and on a trailing 12-month basis, it was 26.6 percent.

Anvil's second quarter net sales, excluding sales to the oil & gas market, increased 3.3 percent year-over-year. Additionally, Anvil's adjusted operating income increased 14.9 percent, despite overall net sales declining $4.7 million to $86.4 million.

Mueller Technologies remains focused on growing sales of its higher-margin AMI and leak detection technologies, and on improving operating performance over the course of the year. Backlog and projects awarded at both Mueller Systems and Echologics continue to be up substantially on a year-over-year basis at the end of the quarter. Mueller Technologies benefited from this

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transition to higher-margin products, with adjusted operating loss increasing only $0.3 million despite a $6.9 million decrease in net sales.

For Mueller Water Products, we continue to expect demand for our products to increase year-over-year, driven by growth in both municipal spending and residential construction, and we believe we are on track to meet our expectations for the full year.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our second quarter consolidated financial results and then discuss segment performance.

2016 second quarter net sales decreased $6.7 million, or 2.3 percent, to $283.6 million, compared with $290.3 million last year, with increased shipment volumes at Mueller Co. offset by lower shipment volumes at Mueller Technologies and Anvil.

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Gross profit improved to $84.9 million for the 2016 second quarter from $82.1 million last year. Gross margin increased 160 basis points to 29.9 percent from 28.3 percent in 2015.

Selling, general and administrative expenses were $54.7 million in the quarter, compared with $55.8 million last year. The decrease was due primarily to personnel-related expenses.

Adjusted operating income for the 2016 second quarter increased 14.8 percent, or $3.9 million, to $30.2 million as compared with $26.3 million last year. The increase in adjusted operating income was primarily due to improved operating performance at Mueller Co. and Anvil of $2.9 million and $1.1 million, respectively.

Adjusted EBITDA for the 2016 second quarter increased to $43.3 million compared with $40.7 million last year. For the trailing 12 months, adjusted EBITDA was $189.7 million.

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Interest expense, net for the 2016 second quarter was $5.9 million, slightly down from $6.1 million last year.

For the 2016 second quarter, income tax expense of $7.7 million was 32.9 percent of income before income taxes. We recognized an income tax benefit of $0.7 million associated with the adoption of new accounting rules related to income taxes for stock compensation plans.

Net income per diluted share and adjusted net income per diluted share both improved to $0.10 for the 2016 second quarter compared with $0.08 last year.

I also want you to note that adjusted net income per diluted share would have been $0.10 even without the income tax benefit of $0.7 million I just mentioned.

I’ll now move on to segment performance beginning with Mueller Co.

Net sales for the 2016 second quarter of $182.2 million increased $4.9 million as compared with $177.3 million last year. Mueller Co.'s sales increased 6.5

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percent, excluding sales of Henry Pratt's water treatment valves, which decreased $4.4 million in the quarter.

We experienced strong improvement in adjusted operating income in the 2016 second quarter, largely due to lower raw material costs and improved operational efficiencies. Adjusted operating income improved 9.0 percent to $35.3 million as compared with $32.4 million last year. Adjusted operating margin improved 110 basis points to 19.4 percent as compared with 18.3 percent last year.

Adjusted EBITDA for the 2016 second quarter increased to $43.9 million compared with $42.1 million last year, and adjusted EBITDA margin increased 40 basis points to 24.1 percent from 23.7 percent last year.

Continuing with Anvil…

Net sales decreased 5.2 percent to $86.4 million for the 2016 second quarter from $91.1 million last year, as an increase in sales of fire protection products and a large engineered pipe support job were more than offset by a 60 percent decrease in net sales to the oil & gas market.

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Adjusted operating income for the 2016 second quarter improved 14.9 percent to $8.5 million as compared with $7.4 million last year. This improvement reflects lower raw material costs and other cost savings despite lower sales in what have historically been our higher-margin products.

And now concluding with Mueller Technologies …

Net sales for the 2016 second quarter decreased to $15.0 million as compared with $21.9 million last year. Despite the overall decline in net sales, sales of our AMI systems increased 26 percent. Backlog and projects awarded for both AMI and in total were up year-over-year by about 30 percent at the end of the quarter.

Adjusted operating loss for the 2016 second quarter was $4.9 million as compared with $4.6 million last year.

Now turning to a discussion of our liquidity...

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Free cash flow, which is cash flows from operating activities less capital expenditures, was negative $4.6 million for the 2016 second quarter, a $17.0 million improvement compared with the 2015 second quarter. Free cash flow for the first six months has improved $47.5 million year-over-year.

At March 31, 2016, total debt was comprised of a $484.8 million senior secured term loan due November 2021 and $2.1 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points.

Net debt leverage was 2.1x at March 31, 2016. Our excess availability under the ABL Agreement was about $180 million.

I’ll now turn the call back to Greg.

Greg Hyland
Thanks Evan.

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I’ll now comment further on our 2016 second quarter results and end markets, and provide an overview of our expectations and outlook for the third quarter and full year beginning with Mueller Co.

Second quarter sales growth at Mueller Co. was due to demand for our products driven by increased municipal spending and residential construction. We were pleased by the 3.3 percent increase in domestic net sales of valves, hydrants and brass products in the quarter. On our last call, we pointed out that we would have tough comparisons given the robust pull forward of orders we saw last year in advance of our price increase on valves and hydrants, but we saw a similar pull forward this year, which we believe reinforces our positive outlook for market demand in the second half of the year.

Domestic sales of other water and gas infrastructure products and international sales also increased in the quarter. However, net sales of Henry Pratt's water treatment valves decreased $4.4 million due to the timing of projects.

For the quarter, Mueller Co. net sales grew 6.5 percent, excluding net sales of Henry Pratt's water treatment valves.

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Mueller Co. again delivered impressive operating results. In addition to the 110 basis point adjusted operating margin improvement I mentioned earlier, Mueller Co.'s adjusted EBITDA margin for the latest 12 months increased 170 basis points to 26.6 percent from the prior trailing twelve months.

Turning to Anvil . . .

Net sales into the oil & gas market declined approximately 60 percent in the second quarter year-over-year, which was more than we had expected, and declined about 25 percent compared with the first quarter. As we have said in the past, Anvil's sales into this market have generally correlated with the U.S. rig count. Net sales of our fire protection line, primarily from the non-residential construction market, grew nicely in the quarter. We also benefited this quarter from an engineered hanger shipment to a nuclear plant in Taiwan.

Anvil's adjusted operating income improved $1.1 million as the impact of lower shipment volumes was more than offset by cost reductions and lower raw

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material costs. In addition, we benefited from higher margins associated with our shipment of hangers to the nuclear power plant project.

Mueller Technologies . . .

Mueller Technologies' second quarter net sales declined due to lower AMR meter shipments at Mueller Systems, primarily to one customer. Mueller Systems' sales strategy is transitioning as we are increasing our penetration of the AMI segment of the market and becoming less dependent on one customer. In fact, AMI shipments grew 26 percent year-over-year and AMI orders increased $9.0 million, or 200 percent, year-over-year.

Mueller Systems is beginning to benefit from the recent introduction of new, longer-range radio capabilities, which, among other things, lower the cost of investment for end users.

Echologics' quarterly net sales increased more than 40 percent year-over-year as our fixed leak detection technology continues to gain traction in the market.

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Additionally, we had a greater number of projects under contract at the end of quarter compared to the prior year.

Turning now to our outlook for the 2016 third quarter beginning with Mueller Co.

Municipal spending and residential construction, our principal end markets, remain solid, which we expect to drive growth in excess of 10 percent in domestic shipments of valves, hydrants and brass products in the third quarter. We expect Mueller Co.'s overall net sales percentage growth in the third quarter to be in the mid-to-high single digits year-over-year.

We also expect Mueller Co.'s adjusted operating income percentage growth for the third quarter to improve and grow at a greater rate than net sales as Mueller Co. continues to benefit from operating leverage.

Turning now to Anvil...

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Net sales for the third quarter are expected to be slightly down year-over-year. As we have mentioned, Anvil's oil & gas business is closely tied to the U.S. rig count, which was down 54 percent in mid April year-over-year. Consequently, we expect demand from the oil & gas market to decline. Sales to oil & gas are now less than 8 percent of Anvil's total net sales, and we expect they will be down about $4 million in the third quarter year-over-year.

Although we expect fire protection net sales to increase in the quarter, we don't believe this will be enough to offset the decline in sales of our oil & gas products.

Despite the decline in net sales, we believe that Anvil will generate slightly higher adjusted operating income in the third quarter driven by ongoing cost savings and lower raw material costs.

Mueller Technologies' success in diversifying its customer base and winning AMI projects continues to gain traction, and we believe that, in the third quarter, growth in our AMI shipments will more than offset the decline in AMR meter sales to a major customer compared to third quarter last year.

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We also expect a meaningful year-over-year improvement in Mueller Technologies' operating performance due to higher shipment volumes of both Mueller Systems' and Echologics' products and a richer mix with more AMI shipments and cost savings. With this improvement, we expect Mueller Systems to be profitable in the third quarter. For Mueller Technologies as a whole, we should approach break even or see a slight loss in the third quarter.

    For the 2016 full year, key variables include: corporate expenses, which are expected to be $36-$38 million, depreciation and amortization, which is expected to be $54-$56 million, and interest expense, which is expected to be $23-$25 million. We expect our adjusted effective income tax rate to be 35-37 percent and capital expenditures to be $38-$40 million.

We expect 2016 free cash flow to be driven by improved operating results and an improvement in working capital. We also expect to make only minimal cash contributions to our pension plans. We expect free cash flow to exceed adjusted net income and to be higher than in 2015.

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Domestic sales of Mueller Co.'s valves, hydrants and brass products grew more than 6 percent in the first half of 2016, and we remain confident in our full-year expectations that we will continue to see growth in demand from our addressed municipal and residential construction markets. In addition, we believe domestic sales of Mueller Co.'s valves, hydrants and brass products will grow in the low double digits in the second half of the year due to growth in end market demand. Additionally, Mueller Co. should have easier comparisons for these products in the second half of the year in light of the excessive rain certain parts of the country experienced in May and June of 2015, which negatively impacted construction activity in the second half of 2015.

Although we don't expect revenue growth for Anvil in the second half of the year, we should continue to benefit from lower raw material costs and cost savings.

Also, as mentioned earlier, the backlog and projects awarded at Mueller Technologies are up nicely, as our mix shifts to our higher margin AMI products. Most of that backlog remains on schedule to ship in the second half of 2016. For the second half of the year, we expect Mueller Technologies to show year-over-year net sales growth of about 15 to 20 percent. We continue to expect Mueller

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Technologies' adjusted operating results to improve $7 - $10 million for the full year.

Consequently, our outlook for Mueller Water Products for the full year remains unchanged.

We continue to feel positive about our outlook, our strengthening financial position and earnings prospects. Taking these factors into account, we increased our quarterly dividend to $0.03 per share in March. This increase is part of a disciplined capital allocation strategy that seeks to enhance the value delivered to our stockholders.

With that operator, I will open up this call for questions.

That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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